Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Reports Results for the First Quarter of 2012

LOS ANGELES, CA (May 11, 2012) – Rentech, Inc. (NYSE AMEX: RTK) today announced its results for the three months ended March 31, 2012. Rentech owns and develops technologies that enable the production of certified synthetic fuels, renewable power and hydrogen. The Company also owns the general partner interest and a majority of the common units of Rentech Nitrogen Partners, L.P. (NYSE: RNF) which operates a nitrogen fertilizer plant in East Dubuque, IL. Rentech’s financial results reflect the consolidated results of Rentech, Inc. and its subsidiaries, including Rentech Nitrogen. The results of Rentech Nitrogen are reported as the nitrogen products manufacturing segment of Rentech.

Consolidated revenues for the three months ended March 31, 2012 were $38.6 million, as compared to $24.0 million for the comparable period last year. Revenues were derived almost entirely from sales of nitrogen fertilizer products through Rentech Nitrogen.

Consolidated operating income for the three months ended March 31, 2012 was $6.6 million, compared to an operating loss of $4.4 million for the comparable period last year. During the three months ended March 31, 2012, Rentech’s nitrogen products manufacturing segment generated operating income of $19.5 million, compared to $9.0 million during the comparable period in the prior year. EBITDA for Rentech’s nitrogen products manufacturing segment was $21.9 million for the period, compared to $10.5 million in the corresponding period in 2011. Further explanation of EBITDA, a non-GAAP financial measure, and a reconciliation of EBITDA to operating income for Rentech’s nitrogen products manufacturing segment have been included below in this press release.

For the three months ended March 31, 2012, Rentech reported a consolidated net loss of $3.3 million, or $0.01 per share. This compares to a net loss of $7.6 million, or $0.03 per share, reported in the comparable period in the prior year.

Commenting on results for the period, D. Hunt Ramsbottom, President and CEO of Rentech, said, “Our nitrogen fertilizer business had exceptionally strong first quarter results which were driven by an early spring application window, strong product pricing and low natural gas prices. We took advantage of this environment and ran the plant at a 100% on-stream rate. Based on current market conditions, we have an optimistic view of the year, with margins holding strong.” Mr. Ramsbottom continued, “On the alternative energy side of our business, we are enhancing our liquidity position through cost reduction initiatives, and pursuing investment opportunities that would generate an underlying cash flowing business with attractive returns.”

As of March 31, 2012, Rentech had consolidated cash of $247.1 million, of which $72.9 million was held at Rentech Nitrogen.

Consolidated selling, general and administrative (SG&A) expenses were $10.4 million for the three months ended March 31, 2012, compared to $7.7 million for the comparable period in the prior year. Current period SG&A expenses were comprised of $7.8 million for the alternative energy business and $2.6 million for the nitrogen fertilizer business, compared to $6.6 million and $1.1 million, respectively, for the prior-year period. The net increase in SG&A expenses for the alternative energy segment was attributable to an increase in non-cash compensation expense of $1.4 million; net cash SG&A expenses declined by $0.2 million. The $1.5 million increase in SG&A expenses for the nitrogen products manufacturing segment was due to costs associated with Rentech Nitrogen having become a publicly traded limited partnership.

Research and development (R&D) expenses incurred in the alternative energy segment during the three months ended March 31, 2012 were $5.0 million, compared to $6.4 million for the comparable period in the prior year. The decrease in R&D expenses resulted from an increase of $1.1 million in the accrual for reimbursement of expenses from the U.S. Department of Energy, which was partially offset by increased expenses related to the Integrated Bio-Refinery Project (IBR) at the Company’s demonstration facility. The reimbursement of expenses by the Department of Energy is the result of the $23 million IBR grant.

For Rentech Nitrogen, favorable weather conditions allowed farmers in its core market area of the Mid Corn Belt to apply spring ammonia earlier than is typical. This shifted meaningful volumes of ammonia deliveries into the first quarter that had been anticipated to occur in the second quarter of 2012. Robust projected corn plantings and tight inventories supported strong product pricing.

In the first quarter of 2012, Rentech Nitrogen achieved average prices for ammonia and UAN that were higher by 11% and 59%, respectively, compared to the same period last year. The higher product prices were a result of strong product demand during the first quarter, coupled with the fact that the partnership had secured a robust book of forward sales for spring delivery when prices were at a peak in September and October, 2011.

Rentech Nitrogen continues to benefit from relatively low North American natural gas prices, which, when coupled with strong nitrogen product prices, resulted in gross profit margin of 59% for the period, up from 43% for the comparable period in the prior year.

During the three months ended March 31, 2012, Rentech Nitrogen delivered 30,000 tons of ammonia, 34,000 tons of UAN, and 13,000 tons of other nitrogen products, compared to 20,000 tons of ammonia, 30,000 tons of UAN, and 12,000 tons of other nitrogen products during the comparable period in the prior year. Delivered tons are rounded to the nearest thousand.

Outlook

Rentech expects cash operating and capital expenses to be slightly higher than its previous guidance of $42-$44 million for the twelve months ending September 30, 2012, primarily due to the expense of minor modifications and delays to the IBR project. In 2013, Rentech expects R&D expenses to be less than $10 million.

In its press release dated May 11, 2012, Rentech Nitrogen issued guidance for the twelve months ending December 31, 2012 and increased its guidance for the twelve months ending September 30, 2012.

Cash Distributions from Rentech Nitrogen

Rentech Nitrogen declared its first cash distribution of $1.06 per unit, payable on May 15, 2012 to unit holders of record as of May 8. Rentech will receive approximately $24.6 million, based on its ownership of 23.25 million units of Rentech Nitrogen as of the record date.

Conference Call with Management

The Company will hold a conference call on Friday, May 11, 2012 at 12:00 p.m. PST, during which time Rentech’s senior management will review the Company’s financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-734-8592 or 212-231-2903. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 2:00 p.m. PST on May 11 through 2:00 p.m. PST on May 18. The replay teleconference will be available by dialing 800-633-8284 or 402-977-9140 and the reservation number 21586856.

Rentech, Inc. and Subsidiaries

Consolidated Statements of Operations

(Stated in Thousands, Except per Share Data)

	For the Three Months
	Ended March 31,
	2012	2011
	(unaudited)
Total Revenues	$38,588	$23,994
Cost of Sales	15,953	13,792

Gross Profit	22,635	10,202

Selling, general and administrative expense	10,413	7,747
Research and development	5,022	6,372
Depreciation and amortization	1,139	559
Vendor settlement	(509)	—
Other	(8)	(44)

Total Operating Expenses	16,057	14,634

Operating Income (Loss)	6,578	(4,432)

Interest and dividend income	66	37
Interest expense	(2,314)	(3,712)
Other income (expense), net	(4)	20

Total Other Expenses, Net	(2,252)	(3,655)

Net Income (Loss) from Continuing Operations before Income Taxes	4,326	(8,087)
Income tax expense	—	—

Net Income (Loss)	4,326	(8,087)
Net (income) loss attributable to noncontrolling interests	(7,590)	522

Net Loss Attributable to Rentech	$(3,264)	$(7,565)

Basic and Diluted Net Loss per Common Share	$(0.01)	$(0.03)

Basic and Diluted Weighted-Average Common Shares Outstanding	225,865	222,218

Rentech, Inc. and Subsidiaries

Balance Sheet Data

(Stated in Thousands)

	As of March 31,	As of December 31,
	2012	2011
Cash and Cash Equivalents	$247,137	$237,478
Working Capital	207,703	206,434
Construction in Progress	25,843	9,809
Total Assets	393,869	360,528
Total Long-Term Liabilities	63,485	53,475
Total Rentech Stockholders’ Equity	208,285	208,848

Disclosure Regarding Non-GAAP Financial Measures

EBITDA is a presentation of earnings before interest, taxes and depreciation and amortization. EBITDA is used as a supplemental financial measure by management and by external users of financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•	our operating performance and return on invested capital compared to those of other public companies, without regard to financing methods and capital structure.

EBITDA should not be considered an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. In addition, EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

The table below reconciles EBITDA to operating income for our nitrogen products manufacturing segment for the three month periods ended March 31, 2012 and 2011 (stated in thousands).

	For the Three Months
	Ended March 31,
	2012	2011
Operating Income	$19,457	$9,012
Depreciation and Amortization	2,465	1,474

EBITDA	$21,922	$10,486

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com) owns and develops technologies that enable the production of certified synthetic fuels and renewable power when integrated with certain other third-party technologies. The Company’s clean energy technology portfolio includes the Rentech-SilvaGas biomass gasification technology and the Rentech-ClearFuels biomass gasification technology, both of which can produce synthesis gas from biomass and waste materials for production of renewable power and fuels. The Rentech-ClearFuels Gasifier can also produce renewable hydrogen as a product. Rentech also owns the patented Rentech Process which is based on Fischer-Tropsch chemistry. The Rentech Process can convert syngas from the Company’s own or other gasification technologies into complex hydrocarbons that then can be upgraded into fuels or chemicals using refining technology that we license.

Rentech also owns, through its wholly owned subsidiaries, the general partner interest and approximately 61% of the common units representing limited partner interests in Rentech Nitrogen Partners, L.P. (www.rentechnitrogen.com), a publicly traded limited partnership. Rentech Nitrogen Partners, L.P. manufactures and sells nitrogen fertilizer products including ammonia, urea ammonia nitrate, granular urea and urea liquor in the Mid Corn Belt region of the United States.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as: the forecasted cash spend for the alternative energy segment; and the outlook for both our energy and nitrogen fertilizer businesses. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech, Inc.

Rentech, Inc.

Julie Dawoodjee

Vice President of Investor Relations and Communications

310-571-9800

ir@rentk.com